Exhibit 10.7

FIRST AMENDMENT
TO
CREDIT AGREEMENT (18-MONTH)

          THIS FIRST AMENDMENT TO CREDIT AGREEMENT (18-MONTH) (this "Amendment") is dated as of January 31, 2003, by and between QUANTUM CORPORATION, a Delaware corporation (“Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Lender, FLEET NATIONAL BANK, as Lender, UNION BANK OF CALIFORNIA, N.A., as Lender, SILICON VALLEY BANK, as Lender, COMERICA BANK CALIFORNIA, as Lender, and each lender from time to time party hereto (collectively, “Lenders”).

RECITALS

          A.       Lenders and Borrower are parties to a Credit Agreement (18-Month) dated as of December 17, 2002 (the "Credit Agreement").

          B.       Pursuant to the Credit Agreement, Borrower executed and delivered to Lenders certain promissory notes in the aggregate amount of One Hundred Million Dollars ($100,000,000).

          C.       Borrower has requested, and Administrative Agent and Lenders have agreed subject to satisfactions of the conditions set forth herein, to modify the definition of "Consolidated EBITDA" under the Credit Agreement to permit the addition, for purposes of calculating Borrower's Consolidated EBITDA, of certain in-process research and development charges for Borrower's fiscal quarter ending March 31, 2003 in an amount not to exceed $9,500,000.

          D.       Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AMENDMENTS TO CREDIT AGREEMENT

          This Amendment shall be deemed to be an amendment to the Credit Agreement and shall not be construed in any way as a replacement or substitution therefor.  All of the terms and conditions of, and terms defined in, this Amendment are hereby incorporated by reference into the Credit Agreement as if such terms and provisions were set forth in full therein.

          1.1.       The definition of “Consolidated EBITDA” contained in Section 1.01 (Defined Terms) of the Credit Agreement is amended and restated in its entirety as follows:

          "“Consolidated EBITDA” means the sum of the following, provided that the items contained in (b)-(h) below shall be added to (a) only to the extent they have been deducted in the calculation of Consolidated Net Income and, therefore, form no part of Consolidated Net Income:

(a)

Consolidated Net Income, provided that (i) all gains and all losses realized by Borrower and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock of Borrower or any Subsidiary, shall be excluded from such Consolidated Net Income, (ii) net income or net loss of Borrower and its Subsidiaries combined on a “pooling of interests” basis attributable to any period prior to the date of such combination shall be excluded from such Consolidated Net Income, (iii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring shall be excluded from such Consolidated Net Income; and

(b)	Consolidated Interest Charges; and

(c)	The amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income; and

(d)	The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of goodwill as defined under FAS 142; and

(e)	Any non-cash stock based compensation charges per GAAP; and

(f)

Non-cash charges related to Borrower's sale of the Network Attached Storage business and the outsourcing of its manufacturing operations to Jabil Circuit, Inc., both net of any tax benefits or liabilities created by the same, for the quarters ending September 2002, December 2002 and March 2003; and

(g)

Cash charges related to Borrower's facilities and personnel reductions, the sale of the Network Attached Storage business and the outsourcing of its manufacturing operations to Jabil Circuit, Inc., for the quarters ending September 2002 (not to exceed $17,600,000), December 2002 (not to exceed $20,000.000) and March 2003 (not to exceed $5,000,000); and

(h)	Non-cash charges for the quarter ending March 31, 2003 for Borrower's in-process research and development (not to exceed $9,500,000)."

          1.2.       Section IV of Schedule 2 to Exhibit B (Form of Compliance Certificate) is amended and restated in its entirety as follows:

"IV.      Section 7.12(d) – Minimum Consolidated EBITDA.

A. Consolidated EBITDA measured on the last day of any fiscal quarter of Borrower commencing with the fiscal quarter ending December 31, 2002 (each period referred to as a "Quarter"):

1.	Consolidated Net Income for Quarter in accordance with subsection (a) of definition of Consolidated EBITDA in Credit Agreement:	$

2.	Consolidated Interest Charges for Quarter:	$

3.	The amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income for Quarter:	$

4.	The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income for Quarter, including any impairment of goodwill as defined under FAS 142:	$

5.	Any non-cash stock based compensation charges per GAAP for Quarter:	$

6.

Non-cash charges related to the Borrower's sale of the Network Attached Storage business and the outsourcing of its manufacturing operations to Jabil Circuit, Inc., both net of any tax benefits or liabilities created by the same, for the quarters ending September 2002, December 2002 and March 2003:

$

7.

Cash charges related to the Borrower's facilities and personnel reductions, the sale of the Network Attached Storage business and the outsourcing of its manufacturing operations to Jabil Circuit, Inc., for the quarters ending September 2002 (not to exceed $17,600,000), December 2002 (not to exceed $20,000.000) and March 2003 (not to exceed $5,000,000):

$

8.	Non-cash charges for the quarter ending March 31, 2003 for Borrower's in-process research and development (not to exceed $9,500,000):	$

9.	Total Consolidated EBIDTA (sum of Line IV.A.1-IV.A.8)	$

ARTICLE 2
CONDITIONS TO EFFECTIVENESS OF AMENDMENT

          2.1.       The effectiveness of this Amendment is subject to the fulfillment to the satisfaction of KeyBank National Association, as Administrative Agent under the Credit Agreement ("Administrative Agent"), in its sole discretion, of the following conditions precedent:

                           (a)   Borrower shall have executed and delivered to Administrative Agent this Amendment;

                           (b)   The Requisite Lenders shall have executed and delivered to Administrative Agent this Amendment;

                           (c)   Administrative Agent shall have received appropriate authorization documents, including borrowing resolutions and certificates of incumbency, confirming to its satisfaction that all necessary corporate and organizational actions have been taken to authorize Borrower to enter into this Amendment; and

                           (d)   Administrative Agent shall have received such other documents, instruments or agreements as Administrative Agent may require to effectuate the intents and purposes of this Amendment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

          Borrower hereby represents and warrants to Adminstrative Agent and Lenders that:

          3.1.       After giving effect to the amendment of the Credit Agreement pursuant to this Amendment and the consummation of the transactions contemplated hereby (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct in all respects as if made on the date hereof (with references to the Credit Agreement being deemed to include this Amendment), and (ii) there exists no Event of Default under the Credit Agreement after giving effect to this Amendment.

          3.2.       Borrower has full corporate power and authority to execute and deliver this Amendment, and to perform the obligations of its part to be performed under the Credit Agreement as amended hereby.  Borrower has taken all necessary action, corporate or otherwise, to authorize the execution and delivery of this Amendment.  No consent or approval of any person, no consent or approval of any landlord or mortgagee, no waiver of any lien or similar right and no consent, license, approval or authorization of any governmental authority or agency is or will be required in connection with the execution or delivery by Borrower of this Amendment or the performance by Borrower of the Credit Agreement as amended hereby.

          3.3.       This Amendment and the Credit Agreement as amended hereby are, or upon delivery thereof to Administrative Agent will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

ARTICLE 4
MISCELLANEOUS

          4.1.       The Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed to be amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment.  Except as so amended hereby, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

          4.2.       Borrower agrees to pay Administrative Agent on demand for all reasonable expenses, including reasonable fees and costs of attorneys and costs of title insurance, incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished hereunder.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth in the preamble hereto.

QUANTUM CORPORATION, a Delaware corporation, as Borrower

QUANTUM CORPORATION, a Delaware corporation, as Borrower
By:  /s/ Mary Springer
 Name: Mary Springer
 Title:  Treasurer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent,
Letter of Credit Issuing Lender and Lender

By:  /s/ Robert W. Boswell
 Name: Robert W. Boswell
 Title:  Vice President

FLEET NATIONAL BANK, as Lender

By:  /s/ Greg Roux
 Name: Greg Roux
 Title:  Managing Director

UNION BANK OF CALIFORNIA, N.A., as Lender

By:  /s/ Sarabelle Hitchner
 Name: Sarabelle Hitchner
 Title:  Vice President

SILICON VALLEY BANK, as Lender

By:  /s/ Kevin Walsh
 Name: Kevin Walsh
 Title:  Vice President

COMERICA BANK CALIFORNIA, as Lender

By:  /s/ Rob Ways
 Name: Rob Ways
 Title:  Vice President